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                                                                 Exhibit 10.17



                        RADIATION THERAPY SERVICES, INC.


                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made as of this June 26, 1998, among DAVID
M. KOENINGER ("Employee"), and RADIATION THERAPY SERVICES, INC., a Florida corporation ("Employer"). Employer and Employee agree as follows:

         1. EMPLOYMENT. Employer does hereby employ Employee and Employee does hereby accept such employment under the terms set forth in this Agreement.

         2. RESPONSIBILITIES. Employee shall be Employer's Chief Financial Officer and Vice President, with such duties and responsibilities as such position normally entails. Employee shall report to the Chief Operating Officer and through the Chief Operating Officer to the Chief Executive Officer.

         3. FAITHFUL PERFORMANCE. Employee agrees to perform the duties assigned to Employee faithfully and industriously to the reasonable satisfaction of Employer.

         4. TERM. The term of this Agreement shall be five (5) years beginning on July 13, 1998 subject, however, to prior termination as hereafter provided. This Agreement shall be automatically renewed for one year terms on each anniversary date of this Agreement following the initial five (5) year term unless either party gives notice to the other party at least ninety (90) days in advance of that anniversary date that the Agreement is not to be renewed.

         5. COMPENSATION.

                  A. Employer shall pay Employee a salary for Employee's services hereunder of Ten Thousand Dollars ($10,000.00) per month for the first two months of employment and Twelve Thousand Five Hundred Dollars ($12,500.00) for the third through the twelfth months of employment (the "Base Salary"). Beginning on the first day of the thirteenth month of employment, Employer shall pay Employee a salary of One Hundred Seventy Thousand Dollars ($170,000.00) per year, payable in equal installments every other week in a manner consistent with Employer's customary payroll system. Employee also is subject to such rights and obligations as may be set forth from time to time in Employer's Handbook for Employees but this Employment Agreement shall control in the event of any conflicts. Employee's Salary may be increased during any year of the term of this Agreement, depending upon Employer's review of Employee's performance.

                  B. In addition to the Base Salary, Employee shall receive a bonus of Five Thousand Dollars ($5,000.00) after 90




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days, 180 days and 270 days of continuous employment and Ten Thousand Dollars
($10,000.00) after 360 days of continuous employment hereunder. In addition, provided Employer closes an initial public offering of its stock during 1998, Employee shall receive an additional bonus of Ten Thousand Dollars ($10,000.00) within a month following that closing and, in addition, in the event of such closing, Employer shall grant to Employee twenty thousand (20,000) options to purchase the common stock of Employer at the IPO price of such stock.

                  C. Subsequent to an initial public offering of the stock of Employer, Employee shall receive such bonuses and other employee benefit programs in accordance with the same bonus or other programs that may be in place from time-to-time for any other senior manager of Employer, and may receive such pay increases as the Board of Directors of Employer may, at its sole discretion, determine.

                  D. Employer shall reimburse Employee all out of pocket expenses incurred by Employee in connection with relocation from Kentucky to Fort Myers, Florida as well as incidental expenses incurred in connection with opening a house in Florida, payable upon presentation of appropriate documentation of such expenses.

                  E. Employer shall reimburse Employee for reasonable (coach) airfare expenses for travel between Cincinnati and Fort Myers every other week for four months beginning July 13, 1998. Employer shall also reimburse Employee for reasonable temporary lodging (i.e., Residence Inn or equivalent) for four months beginning July 13, 1998.

                  F. Employer shall also reimburse Employee for CPA certification, reasonable professional journals, applicable professional group memberships and CPE seminar fees.

         6. VACATION. Employee shall be entitled to twenty (20) vacation days with pay during each twelve months of employment hereunder. Employee may be entitled to additional vacation days with pay upon the prior written consent of the Chief Executive Officer of Employer. In the event of termination, Employee shall be entitled to the pro rata value of vacation earned to the date of termination.

         7. CONFIDENTIALITY. It is understood between the parties that during the term of employment hereunder, Employee will be dealing with confidential information and processes which are Employer's property, used in the course of Employer's business, including without limitation the names of Employer's patients, referring physicians, health maintenance organization or other managed care contracts, suppliers, equipment, records, procedures, and methods of operation. Employee agrees that such information is important, material, and confidential and gravely




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affects the successful conduct of the business of
Employer and Employer's goodwill, and that any breach of the terms of this paragraph is a material breach of this Agreement. Employee agrees not to disclose to anyone, directly or indirectly, any of such confidential information, or use it other than in the course of employment with Employer. All documents that Employee prepares, or confidential information that might be given to Employee in the course of employment hereunder, are the exclusive property of Employer and shall remain in Employer's possession. Under no circumstances shall any confidential information or documents be removed without Employer's consent to such removal first being obtained. Employee further agrees that, upon the termination of this Agreement for any reason, Employee will not take or retain, without the express, written consent of Employer, any papers, lists, books, files, or other documents, or copies of such items, or other information of any kind belonging to Employer. All ideas, inventions, trademarks, and other developments or improvements conceived by Employee, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of Employer's business operations or that relate to any of Employer's work or projects, are the exclusive property of Employer. Any and all patentable or copyrightable material, or other intellectual property, developed by Employee as described in the preceding sentence, shall be considered work for hire and shall be solely the property of the Employer. This provision shall survive the termination of this Agreement for any reason.

         8. FULL TIME AND ATTENTION. Except as otherwise authorized by Employer, Employee will devote his full business and professional time and attention to the rendition of the services pursuant to the terms of this Agreement on behalf of Employer and to the furtherance of Employer's best interests as assigned and scheduled by Employer.

         9. NON-COMPETITION.

                  A. During the term of this Agreement and any renewal period, Employee shall not undertake any employment except as directed and authorized by Employer.

                  B. In the event of the termination of this Agreement for any reason, Employee agrees not to directly or indirectly compete with Employer or any of its Affiliates by providing management or other services on behalf of any person or entity engaged in any business which Employer or any of its Affiliates engage in at the time of termination, or which business Employer or any of its Affiliates are actively considering engaging in at the time of termination, in any state in which any radiation oncology center or any other business operated by Employer or any of its Affiliates is located, or in any state immediately adjacent to such state, for a period of two (2) years after the date of such actual termination of this Agreement; provided,



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however, that this restriction shall extend for only one (1) year if termination is by Employer without cause or by Employee as the result of a provable breach of this Agreement by Employer (the preceding sentence shall be referred to herein as the "Covenant Not to Compete"). The purpose of the Covenant Not to Compete is to protect Employer from the irreparable harm it will suffer if Employee competes with Employer after having participated in the initial public offering of Employer and after learning Employer's business procedures, office and practice policies, and the special and confidential professional procedures developed by Employer. An "Affiliate" of Employer means (i) any person or entity directly or indirectly controlled by Employer or by a shareholder or group of shareholders of Employer who own fifty percent (50%) or more of Employer; (ii) any person or entity directly or indirectly controlling Employer; (iii) any subsidiary of Employer if Employer has a fifty percent (50%) or greater ownership interest in the subsidiary; or (iv) Employer's parent entity if the parent has a fifty percent (50%) or greater ownership interest in Employer. Employee may not assign Employee's rights, obligations and interest in this Agreement to any other person.

                  C. The parties agree that in the event of any breach or attempted breach by Employee of the Covenant Not to Compete, Employer will be entitled to equitable relief by way of injunction or otherwise, in addition to any remedy at law which may be available. The parties agree that any violation or threatened violation by Employee of the Covenant Not to Compete will cause Employer to suffer irreparable harm. The parties agree that Employer's remedy of an injunction is not the exclusive remedy for breach of the Covenant Not to Compete and that a court may grant such additional relief as is reasonable.

                  D. In the event Employee breaches the Covenant Not to Compete, in addition to the injunctive relief to which Employer shall be entitled under the law, Employee shall immediately repay to Employer any amounts paid by Employer hereunder after the termination of this Agreement, and all severance or termination pay, if any, paid pursuant to this Agreement. Employer may offset against any amounts owed Employee pursuant to this Agreement any amounts Employee owes Employer hereunder.

                  E. In the event the Covenant Not to Compete shall be determined by a court of competent jurisdiction to be unenforceable by reason of its geographic or temporal restrictions being too great, or by reason that the range of activities covered is too great, or for any other reason, section 9 shall be interpreted to extend over the maximum geographic area, period of time, range of activities or other restrictions as to which it may be enforceable.





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         10. TERMINATION.

                  A. If Employee dies or becomes disabled after seventy five
(75) days of continuous employment hereunder, Employer agrees to pay to Employee's designated beneficiary as salary continuation or to Employee two months of Employee's then Base Salary. If Employee dies or becomes disabled after three hundred sixty (360) days of continuous employment hereunder, Employer agrees to pay to Employee's designated beneficiary as salary continuation or to Employee one (1) year of Employee's then-Base Salary, plus any benefits and any pro rata portion of any bonuses which Employee would otherwise be eligible for, payable monthly, beginning with the date of death or commencement of disability. For purposes of this Agreement, "disability" shall mean that Employee is incapable of performing the services intended by this Agreement.

                  B. If Employee voluntarily terminates his employment for any reason, Employer shall have no liability to Employee other than for accrued and unpaid Base Salary and earned vacation prior to the date of termination.

                  C. This Agreement shall be deemed to be terminated for cause by Employer, and the relationship of Employer and Employee existing between the parties shall be deemed severed without any liability on the part of Employer to Employee for further compensation or remuneration (other than for accrued and unpaid Base Salary and earned vacation prior to the date of termination) in the event Employee shall (i) fail or refuse, after reasonable notice, to comply with the reasonable policies, standards, and regulations of Employer from time to time established, or to perform faithfully or diligently the provisions of this Agreement or the duties as contemplated hereunder; (ii) display unprofessional, unethical, immoral, or fraudulent conduct; or (iii) materially breach this Agreement. If Employer terminates Employee without cause, or if Employee quits as the result of a provable breach of this Agreement by Employer, Employer shall continue to pay Employee each month for eight months if such termination occurs after the seventy fifth day of employment hereunder but before a full year of employment hereunder. If such termination without cause occurs after one full year of employment hereunder, then Employer shall continue to pay Employee each month for one year after the date of termination a sum equal to Employee's monthly Base Salary, plus any benefits and any pro rata portion of any bonuses which Employee would otherwise be eligible for.

                  D. The provisions of sections 7 and 9 above shall survive termination of this Agreement for any reason.

         11. OPTIONS. Employer shall grant to Employee 70,000 options to purchase the stock of Employer, at the IPO price, said options to be exercisable at the rate of 20% of the total amount per year, beginning one year after the IPO, provided Employee is still employed by Employer on each anniversary date.



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         12. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all previous negotiations, discussions, and agreements between the parties concerning the subject matter hereof.

         13. AGREEMENT BINDING. This Agreement shall be binding on and inure to the benefit of the respective parties hereto and their executors, administrators, heirs, personal representatives, successors and assigns.

         14. CONSTRUCTION. This Agreement shall be governed by the laws of the State of Florida.

         15. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to either party at its last known residence.

         16. ASSIGNMENT. Employer may assign its rights, obligations and interest in this Agreement to an Affiliate of Employer.

         17. INDEMNIFICATION. Employer shall indemnify Employee, to the full extent permitted by law, against all liabilities incurred as a result of, and expenses reasonably sustained in the defense or in the compromise or settlement of, any civil, criminal or other action, suit or proceeding, by or on behalf of whomever brought, to which Employee may be a party or in which he may be otherwise involved by reason of his having been an officer or employee of Employer or an Affiliate. Employee shall be covered by Employer's Directors and Officers liability insurance policy.

         18. SEVERABILITY. In the event that any paragraph or clause of this Agreement is held or declared by a final and unappealable decision to be void, illegal, or unenforceable for any reason, the offending paragraph or clause shall, if possible, be reformed by the authority making such decision in such manner as will implement, to the fullest extent legally permissible, the expressed intentions of the parties hereto without illegality or unenforceability. If such reformation is not possible, the offending paragraph or clause shall be stricken and all other paragraphs and clauses of this Agreement shall nevertheless remain in full force and effect; provided, however, that if striking such offending clause or paragraph would result in a substantial change in the contractual relationship between the parties, thereby depriving either or both of the parties of the benefit of the fundamental economic bargain herein set forth, this Agreement shall become voidable upon demand of the party whose interests are thus impaired.




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         19. HEADINGS. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

         20. WAIVER. The failure of either party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

         21. MODIFICATIONS. Any modifications to this Agreement shall be made in writing only and shall be by agreement of Employer and Employee.

         IN WITNESS WHEREOF, Employer and Employee have executed this Employment Agreement the day and year first written above.


                                            RADIATION THERAPY SERVICES, INC.



                                            By:
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                                                G. David Schiering
                                                Chief Operating Officer




                                            ---------------------------------
                                            DAVID M. KOENINGER




Koeninger A
August 14, 1998



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